Exhibit 107.1
Calculation of Filing Fee Tables
Form S-8
(Form Type)
Upwork Inc.
(Exact Name of Registrant as Specified in its Charter)
Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(3)(4)	Maximum Aggregate Offering Price(3)(4)	Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.0001 par value per share	Rule 457(c) and Rule 457(h)	7,489,566(2)	$24.98	$187,102,275.00	0.0000927	$17,346.00
Total Offering Amounts							$17,346.00
Total Fee Offsets(5)							—
Net Fee Due							$17,346.00

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall cover any additional shares of the common stock of Upwork Inc. (the “Registrant”) that become issuable under the 2018 Equity Incentive Plan (the “2018 Plan”) and the 2018 Employee Stock Purchase Plan (the “Purchase Plan”) by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant’s common stock.

(2)	Represents the following: (i) 6,456,523 shares of the Registrant’s common stock that were automatically added to the shares reserved for issuance under the 2018 Plan on January 1, 2022 resulting from the automatic annual increase pursuant to the provision of the plan in the number of authorized shares reserved and available for issuance under the 2018 Plan and (ii) 1,033,043 shares of the Registrant’s common stock that were automatically added to the shares reserved for issuance under the Purchase Plan on January 1, 2022 resulting from the automatic annual increase pursuant to the provision of the plan in the number of authorized shares reserved and available for issuance under the Purchase Plan.
(3)	Estimated pursuant to Rules 457(c) and (h) of the Securities Act, solely for the purpose of calculating the registration fee, on the basis of the average of the high and low prices of the Registrant’s common stock as reported on The Nasdaq Global Select Market on February 11, 2022.
(4)	Estimated pursuant to Rules 457(c) and (h) of the Securities Act, solely for the purpose of calculating the registration fee, on the basis of the average of the high and low prices of the Registrant’s common stock as reported on The Nasdaq Global Select Market on February 11, 2022. Under the Purchase Plan, the purchase price of a share of common stock is equal to 85% of the fair market value of the Registrant’s common stock on the offering date or the purchase date, whichever is less.
(5)	The Registrant does not have any fee offsets.